EXHIBIT 23.2
Report and Consent of Independent Registered Public Accounting Firm
The Board of Directors
Allergan, Inc.:
The audit referred to in our report dated March 4, 2005, with respect to the consolidated financial statements of Allergan, Inc. and subsidiaries, included the related financial statement schedule as of December 31, 2004, and for the year then ended. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
We consent to the incorporation by reference in the registration statements (Nos. 33-29527, 33-29528, 33-44770, 33-48908, 33-66874, 333-09091, 333-04859, 333-25891, 33-55061, 33-69746, 333-64559, 333-70407, 333-94155, 333-94157, 333-43580, 333-43584, 333-50524, 333-65176, 333-99219, 333-102425, 333-117935, 333-117936, 333-117937, 333-117939, 333-129871, 333-133817, 333-136188, and 333-136189) of our reports dated March 4, 2005, with respect to the consolidated statements of operations, stockholders’ equity and cash flows of Allergan, Inc. and subsidiaries for the year ended December 31, 2004, and the related financial statement schedule, which reports appear in the December 31, 2006, annual report on Form 10-K of Allergan, Inc.
/s/ KPMG LLP
Costa Mesa, California
February 28, 2007